EXHIBIT 10.01

FOURTH AMENDMENT

TO

5-YEAR REVOLVING CREDIT AGREEMENT

dated as of

November 30, 2006

among

VALERO LOGISTICS OPERATIONS, L.P.,

as Borrower,

VALERO L.P.,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

FOURTH AMENDMENT TO 5-YEAR REVOLVING CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO 5-YEAR REVOLVING CREDIT AGREEMENT (this “Fourth Amendment”) dated as of November 30, 2006, is among VALERO LOGISTICS OPERATIONS, L.P., a Delaware limited partnership (the “Borrower”); VALERO L.P., a Delaware limited partnership (the “MLP”); JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and the undersigned Lenders.

R E C I T A L S

A.           The Borrower, the Administrative Agent and the Lenders are parties to that certain 5-Year Revolving Credit Agreement dated as of December 20, 2004 (as amended by the First Amendment to 5-Year Revolving Credit Agreement dated as of June 30, 2005, the Second Amendment to 5-Year Revolving Credit Agreement dated as of May 15, 2006, and the Third Amendment to 5-Year Revolving Credit Agreement dated as of May 31, 2006, each among the Borrower, the MLP, the Administrative Agent and the Lenders party thereto, the “Credit Agreement”), pursuant to which the Lenders have made certain extensions of credit available to the Borrower.

B.           The Borrower has requested and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C.           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.         Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all references to Sections and Exhibits in this Fourth Amendment refer to Sections of, and Exhibits to, the Credit Agreement.

Section 2.	Amendments to Credit Agreement.
2.1	Amendments to Section 1.01.

(a)          The definition of “Agreement” is hereby amended in its entirety to read as follows:

“Agreement” means this 5-Year Revolving Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

(b)          The definition of “Administrative Agent” is hereby amended in its entirety to read as follows:

“Administrative Agent” means JPMorgan Chase Bank, N.A., together with its Affiliates, in its capacity as administrative agent for the Lenders hereunder. It is understood and agreed that matters concerning Loans and Letters of Credit denominated in Euros may be administered by J. P. Morgan Europe Limited and therefore all notices concerning such Loans and Letters of Credit will be required to be given at the London funding office set forth in Section 10.01.

(c)          The definition of “Business Day” is hereby amended in its entirety to read as follows:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Borrowings denominated in (a) Dollars, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market and (b) Euros, such day is also a day on which banks in London are open for general banking business, including dealings in foreign currency and exchange, and on which the TARGET payment system is open for the settlement of payments in Euros.

(d)          The definition of “Consolidated Debt Coverage Ratio” is hereby amended in its entirety to read as follows:

“Consolidated Debt Coverage Ratio” means, for any day, the ratio of (a) all Indebtedness of the MLP and its Subsidiaries (excluding the aggregate Hybrid Equity Credit for all Hybrid Equity Securities), on a consolidated basis, as of the last day of the then most recent Rolling Period over (b) Consolidated EBITDA for such Rolling Period.

(e)          The definition of “LIBO Rate” is hereby amended in its entirety to read as follows:

“LIBO Rate” means, for any Interest Period, with respect to any Eurocurrency Borrowing denominated in (a) Dollars, the Eurocurrency Rate and (b) Euros, the EURIBOR Rate.

(f)           The definition of “Statutory Reserve Rate” is hereby amended in its entirety to read as follows:

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency

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Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

(g)          The following definitions are hereby added where alphabetically appropriate to read as follows:

“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in Dollars, the account of the Administrative Agent as designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose, and (b) in the case of Loans and Letters of Credit denominated in Euros, the account of the Administrative Agent maintained by the Administrative Agent at its office at 125 London Wall, London EC2Y 5AJ, Account No. DE93501108006001600037, or such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Calculation Date” means the last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days as the Administrative Agent shall from time to time designate in its sole discretion as a “Calculation Date”.

“Dollar Equivalent” means, on any date, with respect to any amount in (a) Dollars, such amount and (b) Euros, the equivalent in Dollars of such amount as determined by the Administrative Agent in accordance with Section 2.21.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“EURIBOR Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate appearing on Page 248 of the Reuters Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the London interbank market) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for Euro deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “EURIBOR Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in Euros of €5,000,000 and for a maturity comparable to such Interest Period are offered to first class banks in the London interbank market by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately

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11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Euro Sublimit” means $100,000,000, as such amount may be increased from time to time pursuant to Section 2.19.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered to first class banks in the London interbank market by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Exchange Rate” means with respect to Euros on any date, the rate at which Euros may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 a.m., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to Euros shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of Euros are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars with Euros, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being, or can reasonably be, quoted, the Administrative Agent may use any reasonable method as it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

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“Fourth Amendment” means the Fourth Amendment to 5-Year Revolving Credit Agreement dated as of November 30, 2006 among the Borrower, the MLP, the Administrative Agent and the Lenders party thereto.

“Hybrid Equity Credit” means, on any date, with respect to any Hybrid Equity Securities, the aggregate principal amount of such Hybrid Equity Securities that is treated as equity by S&P and Moody’s based on the classifications for such Hybrid Equity Securities issued by S&P and Moody’s; provided that if the classifications for such Hybrid Equity Securities issued by S&P and Moody’s are different, then the higher classification (i.e., the classification that provides for the most equity) will apply to determine the amount of “Hybrid Equity Credit” for such Hybrid Equity Securities.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the MLP or any of its Subsidiaries or a financing vehicle of the MLP or any of its Subsidiaries, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Borrower Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Lending Office” means, with respect to any Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Material Project EBITDA Adjustments” means, with respect to each Material Project, (a) for any Rolling Period ending on or prior to the last day of the fiscal quarter during which the Material Project is completed, a percentage (based on the then-current completion percentage of the Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project and designated in a certificate of a Responsible Officer of the Borrower as described in the next sentence of this definition (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion,

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and other similar factors deemed appropriate by the Borrower) shall be added to actual Consolidated EBITDA for the MLP and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion), provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Material Project is completed, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Material Project is completed shall be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project for the period from and including the date of completion through and including the last day of the fiscal quarter during which the Material Project is completed). Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless not later than 45 days prior to commencement of construction thereof, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lenders object thereto within 10 Business Days after receipt thereof, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions or dispositions as provided in the definition of Consolidated EBITDA).

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer system.

2.2          Amendment to Section 2.01. Section 2.01 is hereby amended in its entirety to read as follows:

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“Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Dollar Equivalent (determined on the date by which a Borrowing Request in respect thereof is required to be delivered pursuant to Section 2.03) of (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments or (c) the sum of the total Revolving Credit Exposures in Euros exceeding the Euro Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.”

2.3          Amendments to Section 2.02. Section 2.02(b) and Section 2.02(c) are hereby amended by in their entirety to read as follows.

“(b)        Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan denominated in Dollars by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Lender shall make each Eurocurrency Loan denominated in Euros from its applicable Lending Office.

(c)          At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, the Dollar Equivalent of such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (in each case, determined on the date by which a Borrowing Request or Interest Election Request is required to be delivered pursuant to Section 2.03 or Section 2.07, respectively). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurocurrency Revolving Borrowings outstanding.”

2.4          Amendment to Section 2.03. Section 2.03 is hereby amended in its entirety to read as follows:

“Section 2.03  Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing to be funded in Dollars, not later than 12:00 noon, New York City time, three Business Days before the date of the

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proposed Borrowing, (b) in the case of a Eurocurrency Borrowing to be funded in Euros, not later than 12:00 noon, London time, four Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)         in the case of a Eurocurrency Borrowing, the currency of such Borrowing, which shall be either Dollars or Euros, and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.”

2.5	Amendments to Section 2.04. Section 2.04 is hereby amended by:

(a)          adding the words “denominated in Dollars” after the words “Competitive Loans” in the third line thereof.

(b)          adding the words “Dollar Equivalent of the” before the word “sum” in the fourth line thereof.

2.6	Amendments to Section 2.05. Section 2.05 is hereby amended by:

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(a)          adding the words “denominated in Dollars or Euros” after the words “Letters of Credit” in the second line of Section 2.05(a).

(b)	amending Section 2.05(b) in its entirety to read as follows:

“(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit, which must be either Dollars or Euros, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the Dollar Equivalent (determined on the date a request for the issuance, amendment, renewal or extension of such Letter of Credit is delivered pursuant to this Section 2.05(b) and confirmed in writing to the Issuing Bank that issues such Letter of Credit by the Administrative Agent) of (i) the total LC Exposure shall not exceed $200,000,000, (ii) the LC Exposure of JPMorgan Chase Bank, N.A. shall not exceed $100,000,000, (iii) the LC Exposure of SunTrust Bank shall not exceed $100,000,000, (iv) the sum of the total Revolving Credit Exposures in Euros shall not exceed the Euro Sublimit, (v) the total LC Exposure in Euros shall not exceed $100,000,000 and (vi) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.”

(c)          adding the words “, in Dollars, in the case of any Letter of Credit denominated in Dollars, and in Euros, in the case of any Letter of Credit denominated in Euros” after the word “made” in the fourth line of Section 2.05(e).

(d)          adding the words “, in the case of any LC Disbursement in respect of any Letter of Credit denominated in Dollars,” after the words “provided that” in the eleventh line of Section 2.05(e).

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(e)	amending Section 2.05(j) in its entirety to read as follows:

“(j)         Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the Dollar Equivalent of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(c), then the Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, in the case of an Event of Default, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, and in the case of a payment required by Section 2.10(c), the amount of such excess as provided in Section 2.10(c) (in each case, in the relevant currencies in which the Letters of Credit associated with the LC Exposure is denominated); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the Dollar Equivalent of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.”

2.7	Amendments to Section 2.06. Section 2.06 is hereby amended by:
(a)	amending Section 2.06(a) in its entirety to read as follows:

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“(a)        Each Lender shall make available for the account of its applicable Lending Office each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars, in the case of ABR Loans and Eurocurrency Loans to be funded in Dollars, and in Euros, in the case of Eurocurrency Loans to be funded in Euros, to the applicable Administrative Agent’s Account, by 1:00 p.m., New York City time, with respect to Loans denominated in Dollars, and 1:00 p.m., London time, with respect to Loans denominated in Euros. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.”

(b)	adding a new Section 2.06(c) to read as follows:

“(c)        A payment in Euros shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in Euros, the Administrative Agent shall not be liable to the Borrower, any Issuing Bank or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in Euros to the relevant account. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments denominated in Euros.”

2.8	Amendments to Section 2.07. Section 2.07 is hereby amended by:
(a)	amending Section 2.07(a) in its entirety to read as follows:

“(a)        Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing (including converting a Eurocurrency Borrowing denominated in Dollars into a Eurocurrency Borrowing denominated in Euros) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that no Eurocurrency Borrowing denominated in Euros may be continued as, or converted into, a Borrowing denominated in Dollars. The Borrower may elect

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different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.”

(b)          adding the words “the currency of such Borrowing, which shall be either Dollars or Euros, and” after the words “Eurocurrency Borrowing,” in clause (iv) of Section 2.07(c).

(c)	adding the following sentence after the last line of Section 2.07(c):

“If an Interest Election Request requests a Eurocurrency Borrowing but does not specify a currency, then the Borrower shall be deemed to have selected Dollars in the case of a conversion of an ABR Borrowing to a Eurocurrency Borrowing, and in the case of a continuation of a Eurocurrency Borrowing, the same currency in which such Borrowing being continued is denominated.”

(d)          adding the words “, in the case of a Eurocurrency Borrowing denominated in Dollars,” after the words “Interest Period” in the fourth line of Section 2.07(e); adding the words “denominated in Dollars” after the words “Revolving Borrowing” in the ninth line of Section 2.07(e); deleting the word “and” in the ninth line of Section 2.07(e) and replacing it with a comma; and adding the following words after the word thereto in the last line thereof: “and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing denominated in Euros having an Interest Period of one month at the end of the Interest Period applicable thereto”.

2.9          Amendment to Section 2.08(b). Section 2.08(b) is hereby amended by adding the words “Dollar Equivalent (determined on the date by which a notice of an election to terminate or reduce the Commitments is required to be delivered pursuant to Section 2.08(c)) of the” before the word “sum” in the fifth line thereof.

2.10       Amendment to Section 2.09(e). Section 2.09(e) is hereby amended by adding the words “(including payable in the currencies in which the Loans may be funded)” after the words “Administrative Agent” in the fourth line thereof.

2.11	Amendments to Section 2.10. Section 2.10 is hereby amended by:

(a)	amending Section 2.10(b) in its entirety to read as follows:

“(b)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Euros, not later than 11:00 a.m., London time, four

12

Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Competitive Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in the Dollar Equivalent (determined on the date by which a notice of prepayment in respect thereof is required to be delivered pursuant to this Section 2.10(b)) of an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any break funding payments required by Section 2.15.”

(b)	adding a new Section 2.10(c) to read as follows:

“(c)        If on any Calculation Date, the Dollar Equivalent (determined on such Calculation Date) of (i) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeds the total Commitments then in effect or (ii) the sum of the total Revolving Credit Exposures in Euros exceeds the Euro Sublimit, then, in each case, the Borrower shall (A) prepay Borrowings in an aggregate amount equal to such excess and (B) if any excess remains after prepaying Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.05(j). Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any break funding payments required by Section 2.15. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within five Business Days of written demand from the Administrative Agent. Each prepayment of Borrowings pursuant to (1) clause (i) of this Section 2.10(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, second, to any Eurocurrency Borrowings denominated in Euros then outstanding, and, third, to any Eurocurrency Borrowings denominated in Dollars then outstanding, and if more than one Eurocurrency Borrowing is then outstanding, to each such Eurocurrency Borrowing in order of priority beginning with the Eurocurrency Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurocurrency Borrowing with the most number of days remaining in the Interest Period applicable thereto; and (2) clause (ii) of this Section 2.10(c) shall be applied, first, to any Eurocurrency Borrowings denominated in Euros then outstanding, second, ratably to any ABR

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Borrowings then outstanding, and, third, to any Eurocurrency Borrowings denominated in Dollars then outstanding, and if more than one Eurocurrency Borrowing is then outstanding, to each such Eurocurrency Borrowing in order of priority beginning with the Eurocurrency Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurocurrency Borrowing with the most number of days remaining in the Interest Period applicable thereto.”

2.12	Amendments to Section 2.11. Section 2.11 is hereby amended by:

(a)          adding the words “of the Dollar Equivalent” after the word (i) “amount” in the fourth line of Section 2.11(b) and (ii) “portion” in the ninth line thereof.

(b)          adding the words “the Dollar Equivalent of” before the words (i) “such Lender’s” in the third line of Section 2.11(c) and (ii) “the sum” in the fourth line thereof.

(c)	amending Section 2.11(e) in its entirety to read as follows:

“(e)        All fees payable hereunder shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. For purposes of calculating fees pursuant to this Section 2.11, the amount of any Revolving Credit Exposure or LC Exposure in Euros shall be the Dollar Equivalent of such amount calculated using the Exchange Rate as of the date such fees are payable as specified in this Section 2.11.”

2.13       Amendment to Section 2.15. Section 2.15 is hereby amended by adding the words “or Euro (as applicable)” after the word “dollar” in the twentieth line thereof.

2.14       Amendment to Section 2.17(a). Section 2.17(a) is hereby amended in its entirety to read as follows:

“(a)        The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim, to the applicable Administrative Agent’s Account, in the case of payments in Dollars, prior to 12:00 noon, New York City time, and in the case of payments in Euros, prior to 12:00 noon, London time. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person in like funds to the appropriate recipient, for the account of its applicable Lending Office, promptly following receipt thereof. If any payment hereunder shall be due on a

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day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars, except with respect to Loans denominated in Euros or reimbursement of LC Disbursements in respect of Letters of Credit denominated in Euros, which shall be prepaid or repaid, including interest thereon, in Euros.”

2.15	Amendments to Section 2.19. Section 2.19 is hereby amended by:

(a)          adding the words “be increased and, in connection therewith, that the Euro Sublimit” after the word “Commitments” in the fourth line of Section 2.19(a).

(b)          adding the words “to the Lenders’ Commitments” after the word “increase” in the first line of both clauses (i) and (ii) of Section 2.19(a) and the first line of clause (ii) of Section 2.19(b).

(c)          deleting the period at the end of clause (ii) of Section 2.19(a) and replacing it with “; and”.

(d)          adding a new clause (iii) after clause (ii) of Section 2.19(a) to read as follows:

“(iii)      the amount of the requested increase to the amount of the Euro Sublimit, if any; provided, however, that the amount by which the Euro Sublimit is increased shall not exceed the amount of the requested increase to the Lenders’ Commitments.”

(e)          renumbering clauses (iii) and (iv) of Section 2.19(b) as clauses (iv) and (v), respectively.

(f)           adding a new clause (iii) after clause (ii) of Section 2.19(b) to read as follows:

“(iii)      the amount of the requested increase to the amount of the Euro Sublimit, if any; provided, however, that the amount by which the Euro Sublimit is increased shall not exceed the amount of the requested increase to the Lenders’ Commitments;”.

2.16       Amendments to Article II. Article II is hereby amended by adding a new Section 2.21 and a new Section 2.22 to read as follows:

“Section 2.21	Dollar Equivalent Determinations.

(a)          Not later than 5:00 p.m. (New York time) on each date on which the Dollar Equivalent of any amount in Euros is required to be determined hereunder (other than pursuant to Section 2.22 or except as otherwise expressly provided for herein), the Administrative Agent shall determine the Dollar Equivalent of such amount using the Exchange Rate for such date.

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(b)          Promptly after the determination of the Dollar Equivalent of any amount in Euros pursuant to this Section 2.21, the Administrative Agent shall promptly notify the Borrower, the Issuing Banks and the Lenders of the results thereof. All determinations by the Administrative Agent of the Exchange Rate and the Dollar Equivalent of any amount shall be deemed to be conclusive absent manifest error.

Section 2.22     Currency Conversion. Notwithstanding anything to the contrary contained herein, if any payment of any obligation shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent, as the rate quoted by it in accordance with methods customarily used by the Administrative Agent for such or similar purposes as the spot rate for the purchase by the Administrative Agent of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with any obligation hereunder, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and any amount due from the Borrower under this Section 2.22 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.”

2.17       Amendment to Section 8.06. Section 8.06 is hereby amended by deleting the word “dollars” and replacing it with the words “the relevant currency” in lieu thereof.

2.18       Amendment to Section 10.01(a)(ii). Section 10.01(a)(ii) is hereby amended in its entirety to read as follows:

“(ii)       if to the Administrative Agent at its London funding office, to J. P. Morgan Europe Limited, Loan and Agency Services Group, 125 London Wall, London, EC2Y 5AJ, Attention of Maxine Graves (Telecopy No. +44 207 777 2360), with a copy to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Maria Arreola (Telecopy No. (713) 750-2228); and if to the Administrative Agent at its domestic funding office, to JPMorgan

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Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Maria Arreola (Telecopy No. (713) 750-2228);”

2.19	Amendments to Exhibits D-1 and D-2.

(a)          Exhibit D-1 is hereby amended by adding the word “and” at the end of clause (ii) thereof and by adding the following new clause (iii) to read as follows:

“(iii)      the amount of the requested increase to the amount of the Euro Sublimit is ____________________________ [this amount must not exceed the amount of the requested increase to the Lenders’ Commitments].”

(b)          Exhibit D-2 is hereby amended by renumbering clauses (iii), (iv) and (v) thereof as clauses (iv), (v) and (vi), respectively, and by adding the following new clause (iii) to read as follows:

“(iii)      the amount of the requested increase to the amount of the Euro Sublimit is ____________________________ [this amount must not exceed the amount of the requested increase to the Lenders’ Commitments];”

2.20       Global Amendments. The word “Eurodollar” wherever it appears in the Credit Agreement is hereby replaced with the word “Eurocurrency”; and the words “dollar” and “dollars” wherever they appear in the Credit Agreement are hereby capitalized to read “Dollar” and “Dollars”, respectively.

Section 3.           Conditions Precedent. This Fourth Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02 of the Credit Agreement) (the “Effective Date”):

3.1          The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, if any, in connection with this Fourth Amendment on or prior to the Effective Date.

3.2          The Administrative Agent shall have received from the Required Lenders (including each Lender that is increasing its Commitment pursuant to Section 2.19 of the Credit Agreement as described below in Section 4.1 of this Fourth Amendment), the Borrower and the MLP, counterparts (in such number as may be requested by the Administrative Agent) of this Fourth Amendment signed on behalf of such Persons.

3.3          The Administrative Agent shall have received from the parties thereto, counterparts (in such number as may be requested by the Administrative Agent) of the First Amendment to Subsidiary Guaranty Agreement referred to in Section 4.2 of this Fourth Amendment.

3.4          The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

3.5          No Default shall have occurred and be continuing, after giving effect to the terms of this Fourth Amendment.

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Section 4.	Miscellaneous.

4.1          Commitment Increase Pursuant to Section 2.19. The Borrower has heretofor requested pursuant to Section 2.19 that the aggregate amount of the Lenders’ Commitments be increased to $600,000,000. Pursuant to Section 2.19, effective on the Effective Date (which date shall constitute the “Commitment Increase Effective Date” for purposes of Section 2.19): (a) the aggregate amount of the Lenders’ Commitments shall be increased to $600,000,000 and (b) the Commitment of each Lender shall, without any further action (including, without the execution of any Assignment and Assumption or any other documentation or the payment of any processing and recordation fee to the Administrative Agent), be the Commitment specified for such Lender on the attached Schedule 2.01, and Schedule 2.01 of the Credit Agreement is hereby amended and restated to read as set forth on the attached Schedule 2.01. Bayerische Landesbank, Cayman Islands Branch is hereby added as a New Lender with the Commitment specified for it on the attached Schedule 2.01. Each of the Administrative Agent, the Issuing Banks and the Lenders hereby waives (i) all timing and notice requirements of Section 2.19, including, without limitation, the obligation of the Borrower to deliver an Initial Notice of Commitment Increase (and the Lenders’ obligation to respond thereto) and a Notice of Confirmation of Commitment Increase, and (ii) the requirements of Section 2.19(c). Except as expressly waived as aforesaid, the provisions of Section 2.19 shall otherwise apply (including the provisions of Section 2.19(d)). The foregoing waivers are hereby granted to the extent and only to the extent specifically stated herein and for no other purpose or period and shall not be deemed to (A) be a consent or agreement to, or waiver or modification of, any other term or condition of the Credit Agreement, any other Loan Document or any of the documents referred to therein, or (B) except as expressly set forth herein, prejudice any right or rights which the Administrative Agent, the Issuing Banks or the Lenders may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the documents referred to therein. Granting the waivers and consent set forth herein does not and should not be construed to be an assurance or promise that waivers or consents will be granted in the future, whether for the matters herein stated or on other unrelated matters.

4.2          Subsidiary Guaranty. Pursuant to Section 10.02(b) of the Credit Agreement, each Lender hereby consents to the First Amendment to Subsidiary Guaranty Agreement dated as of the date hereof among the Guarantors (as defined therein), the Borrower, the MLP and the Administrative Agent (the “First Amendment to Subsidiary Guaranty Agreement”).

4.3          Confirmation. The provisions of the Credit Agreement, as amended by this Fourth Amendment, shall remain in full force and effect following the effectiveness of this Fourth Amendment.

4.4          Ratification and Affirmation; Representations and Warranties. The Borrower and the MLP each hereby (a) acknowledges the terms of this Fourth Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Fourth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, unless such representations and warranties are stated to relate to a specific earlier

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date, in which case, such representations and warranties shall continue to be true and correct as of such earlier date and (ii) no Default has occurred and is continuing.

4.5          Loan Document. This Fourth Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

4.6          Counterparts. This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Fourth Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

4.7          NO ORAL AGREEMENT. THIS FOURTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

4.8          GOVERNING LAW. THIS FOURTH AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURES BEGIN NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first written above.

VALERO LOGISTICS OPERATIONS, L.P.

By:	Valero GP, Inc., its General Partner

	By:	/s/ Steven A. Blank

Steven A. Blank
Senior Vice President, Chief
Financial Officer and Treasurer

VALERO L.P..

By:	Riverwalk Logistics, L.P., its General
Partner

By:	Valero GP, LLC, its General Partner

	By:	/s/ Steven A. Blank

Steven A. Blank
Senior Vice President, Chief
Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ Robert W. Traband

Name: Robert W. Traband

Title: Vice President

SUNTRUST BANK, individually and as Syndication Agent

By	/s/ David Edge

Name: David Edge

Title: Managing Director

BARCLAYS BANK PLC, individually and as Co-Documentation Agent

By	/s/ Nicholas A. Bell

Name: Nicholas A. Bell

Title: Director

MIZUHO CORPORATE BANK (USA), individually and as Co-Documentation Agent

By	/s/ Raymond Ventura

Name: Raymond Ventura

Title: Senior Vice President

ROYAL BANK OF CANADA, individually and as Co-Documentation Agent

By	/s/ Linda M. Stephens

Name: Linda M. Stephens

Title: Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ,LTD., individually and as Co-Managing Agent

By	/s/ John McGhee

Name: John McGhee

Title: Vice President & Manager

BANK OF AMERICA, N.A., individually and as Co-Managing Agent

By	/s/ Claire M. Liu

Name: Claire M. Liu

Title: Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Co-Managing Agent

By	/s/ William E. Zarrett

Name: William E. Zarrett

Title: Managing Director

BNP PARIBAS, individually and as Co-Managing Agent

By	/s/ Mark A. Cox

Name: Mark A. Cox

Title: Director

By	/s/ Greg Smothers

Name: Greg Smothers

Title: Vice President

CITIBANK, N.A., individually and as Co-Managing Agent

By	/s/ Amy Pincu

Name: Amy Pincu

Title: Attorney-in-Fact

THE ROYAL BANK OF SCOTLAND plc, individually and as Co-Managing Agent

By	/s/ Patricia J. Dundee

Name: Patricia J. Dundee

Title: Managing Director

KEYBANK NATIONAL ASSOCIATION, individually and as Co-Managing Agent

By	/s/ Thomas Rajan

Name: Thomas Rajan

Title: Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, individually and as Co-Managing Agent

By	/s/ William M. Ginn

Name: William M. Ginn

Title: General Manager

WELLS FARGO BANK, N.A., individually and as Co-Managing Agent

By	/s/ Jo Ann Vasquez

Name: Jo Ann Vasquez

Title: Vice President

LEHMAN BROTHERS BANK, FSB

By	/s/ Janine M. Shugan

Name: Janine M. Shugan

Title: Authorized Signatory

UBS LOAN FINANCE LLC

By	/s/ Richard L. Tavrow

Name: Richard L. Tavrow

Title: Director, Banking Products Services- US

By	/s/ Irja R. Olsa

Name: Irja R. Olsa

Title: Associate Director, Banking Products Services- US

COMPASS BANK

By	/s/ David C. Mills

Name: David C. Mills

Title: Senior Vice President

BAYERISCHE LANDESBANK, CAYMAN ISLANDS BRANCH

By	/s/ S.V. Christenson

Name: S.V. Christenson

Title: First Vice President

By	/s/ Donna M. Quilty

Name: Donna M. Quilty

Title: Vice President

SCHEDULE 2.01

LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$49,500,000
Barclays Bank, PLC	$49,500,000
Mizuho Corporate Bank (USA)	$49,500,000
Royal Bank of Canada	$49,500,000
SunTrust Bank	$49,500,000
Bank of Tokyo-Mitsubishi UFJ, Ltd.	$36,000,000
Bank of America, N.A.	$31,000,000
BNP Paribas	$31,000,000
Citibank, N.A.	$31,000,000
The Royal Bank of Scotland, plc	$31,000,000
The Bank of Nova Scotia	$31,000,000
Sumitomo Mitsui Banking Corporation	$31,000,000
Wells Fargo Bank, N.A.	$31,000,000
Lehman Brothers Bank, FSB	$23,000,000
UBS Loan Finance LLC	$23,000,000
KeyBank National Association	20,000,000
Compass Bank	$17,500,000
Bayerische Landesbank, Cayman Islands Branch	$16,000,000
Total	$600,000,000

Schedule 2.01 - 1